KAL Energy, Inc. - Mr. Martin Hurley appointed as CEO and President.
LONDON, Nov 13, 2007.

LONDON - KAL Energy, Inc (OTCBB:KALG - News; FWB: D9T) is pleased to announce the appointment of Martin Hurley as the company’s Chief Executive Officer and it President, effective immediately.

"We are pleased to announce Mr. Hurley’s appointment and would also like to take this opportunity to thank Cameron Reynolds for his contributions and leadership throughout the foundation period of the company." stated Laith Reynolds, KAL Energy's Chairman. Mr. Cameron Reynolds leaves his posts on excellent terms and remains as a consultant to KAL Energy.

Commenting on his appointment Mr. Hurley stated "I am delighted to be offered this opportunity. The company has tremendous prospects, and is in a great position to capitalize on the very strong fundamentals of the Asian coal market. Having served on the KAL Board over the past six months, working very closely with Cameron Reynolds and the KAL management team, I am confident we can push forward on our growth plans without any loss of momentum. I look forward to serving the board in delivering value for our investors." stated Mr. Hurley, CEO of KAL Energy.

Mr. Cameron Reynolds added "I have enjoyed my time at the helm of the company and working with the board, its management and our investors. I have complete confidence in Mr. Hurley’s leadership and his extensive experience in financial markets, and in KAL Energy's future growth prospects. I look forward to the company moving into its development phase and capitalizing on the wealth of resources available on the coal concessions, as well as substantially increasing shareholder value."

Mr. Hurley has over 17 years experience of the world’s major international stock and financial markets. He has worked at Director and Vice President level at a number of international investment banks including Morgan Stanley, CSFB (BZW) and ABNAmro. Most recently he spent 7 years as a senior Pan-European equities executive in the Institutional Equity Division of Morgan Stanley in London. There he was responsible for investment advice, client relationship and business development of some of Morgan Stanley’s largest European asset management and hedge fund clients. Mr. Hurley’s portfolio management experience includes having run US$2.5 billion of equity portfolios for British Airways Pension Fund. He is used to interacting with corporates at the highest level and at the other extreme running successful small businesses. He holds a BA(Hons) degree in Economics from the City Business School in London.

KAL Energy, Inc. has rights to two coal concessions situated near the Mahakam River in North Eastern Kalimantan, Indonesia. This river is a key transportation system for delivering coal to domestic and international markets. One of the concessions has a JORC Compliant Inferred Resource of 204 Million tonnes of thermal coal. With numerous other coal mines in East Kalimantan, including the world's largest thermal coal exporter Kaltim Prima Coal (KPC), KAL Energy's concessions are in a region that is known for its extensive open pit thermal coal producing mines and environmentally friendlier coal product. Indonesia has recently surpassed Australia as the world's leading thermal coal exporter, with prices varying from $30.00 to $60.00 plus per tonne.

For more information on KAL Energy, Inc. please visit our web site at www.kalenergyinc.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

Mr. Laith Reynolds - Chairman
KAL Energy, Inc (NASDAQ OTCBB:KALG, FRANKFURT:D9T)
93-95 Gloucester Place
London, W1U 6JQ
Telephone: +44 207 487 8426
Fax: +44 207 487 8402
US Investor Relations Line: +1-866-680-2575